Exhibit 10.11

THE SYMBOL “[   ]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED IN RELIANCE UPON ITEM 601 OF REGULATION S-K AS THE REGISTRANT HAS DETERMINED THAT THE OMITTED INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

JTC Corporation	Hotline	1800 568 7000
The JTC Summit	Main Line	(65) 6560 0056
8 Jurong Town Hall Road	Facsimile	(65) 6565 5301
Singapore 609434

Our Ref:	JTC-MLM-CMA-00000000-00000653
Allocation No:	7017647	Offered Tenancy Period:
Case No:	754094	09 November 2023 to 08 November 2026

07 November 2023	Action Required By:
28 November 2023

METAOPTICS TECHNOLOGIES PTE. LTD.

43 TUAS VIEW CIRCUIT

SINGAPORE 637360

Dear Sirs

OFFER FOR TENANCY OF JTC PREMISES AT 81 AYER RAJAH CRESCENT #01-45 SINGAPORE 139967 (“PREMISES”)

1.	Thank you for your interest in renting the Premises. This letter, together with the Attachment, comprises our offer to rent the Premises to you (“Offer”) for the period from 09 November 2023 to 08 November 2026 (“Term”).

2.	The terms of your Tenancy are in the Attachment.

3.	To accept our Offer, please do the following by 28 November 2023, or such other date as may be extended by us in writing:

Action Required for Acceptance
(a)	Complete and sign using Singpass, the Letter of Acceptance which is available in the link emailed to you.
(b)	Make full payment of the required sums (see payment breakdown and method in the Attachment (Part 1)).
(c)	Indicate your GIRO arrangement in the Letter of Acceptance

We recognise our partners play an important role in maintaining the trust of our customers, stakeholders and communities. Likewise, parties dealing with us are expected to share the same principles and standards, and comply with JTC’s Partners Code of Conduct. Please visit our website for more information.

Address: The JTC Summit, 8 Jurong Town Hall Road, Singapore 609434 | Tel: 1800 568 7000 | Web: www.jtc.gov.sg

4.	There will be no Tenancy between us if we do not receive by 28 November 2023, or such other date as may be extended by us in writing -

(a)	your Letter of Acceptance signed through our secure electronic signature platform; and

(b)	full payment.

In such event, all payments (except for the application deposit, which will be forfeited) will be refunded to you (without interest).

5.	Please login to JTC’s Customer Service Portal with Singpass to access your future monthly e- statements.

6.	If you have any queries, you may contact Ashley Leow Shin Yee at 68855230 or Ashley_LEOW@jtc.gov.sg.

Yours faithfully

/s/ ASHLEY LEOW SHIN YEE
07 NOV 2023 10: 48:00 AM SGT

(Signed)

Ashley Leow Shin Yee

Asst Manager

Start-Up Dept

Info-Comm Media & Start-Up Cluster

Attachment:	Part 1:	Details
	Part 2:	Key Terms
	Part 3:	Special Terms
	Part 4:	Standard Terms

Enclosed:	*SES Format of Letter of Acceptance – Acceptance is on JTC’s secured electronic signing platform

Attachments (Part 1): Details

PART 1 (Details)

Premises	81 AYER RAJAH CRESCENT #01-45 SINGAPORE 139967
Term	09 November 2023 to 08 November 2026
Tenancy Commencement Date	09 November 2023
Possession Date (date the Premises will be handed to you)	09 November 2023
Rent per month	$ 767.66
Service Charge per month	$ 412.08
Usage Charge per month	N/A
Other Charges per month	N/A
Security Deposit Amount equivalent to 1 months’ fixed recurring charges)	$ 1,179.74
Reinstatement Deposit Amount	N/A
Authorised Use	Design Centre for Meta Lens and Demonstrations Laboratory of Meta Lens
Estimated Area (“Area”)	41.54 m2
*Maximum Floor Loading *(Note: You must not exceed the Maximum Floor Loading and must ensure that the permitted load is evenly distributed.)	3.5 kN/m2
Plan of Premises	As attached
Other Terms and Conditions	See remaining Attachment

Page 1 of 2 [Details] (Oct 2023)

Attachments (Part 1): Details

Payment required for acceptance of Offer
	Amount ($)	GST at prevailing rate ($)
Rent for one month	$ 767.66	$ 61.41
Service Charge for one month	$ 412.08	$ 32.97
Security Deposit	$ 1,179.74
Reinstatement Deposit	N/A
Stamp Duty	$ 169.00
Sub-Total Payable (inclusive of GST at prevailing rate)	$ 2,622.86
Less Application Deposit (if paid)	N/A
Total Amount Payable (inclusive of GST at prevailing rate)	$ 2,622.86

The Total Amount Payable must be paid by bank transfer to our designated bank account, or any other method as indicated on our website at http://www.jtc.gov.sg, details of which are as follows:-

Account Name	JTC Corporation
Bank Name	Oversea-Chinese Banking Corporation Limited
Bank Account Number	[ ]
SWIFT code	OCBCSGSG

Please quote the reference number A754094 in your payment and provide us with a copy of the payment advice for our verification. The amount payable should be in Singapore Dollars, exclusive of any bank charges and/or administrative fees which shall be paid by you.

Page 2 of 2 [Details] (Oct 2023)

Attachment (Part 2): Key Terms

PART 2 (Key Terms)

(The definitions in the Standard Terms apply to these Key Terms. The Standard Terms are at Attachment (Part 4) of the letter (“Letter”) attaching these Key Terms. If there is any inconsistency, the conditions in Attachment (Part 1) attached to the Letter take precedence over these Key Terms, and these Key Terms take precedence over the Special Terms (at Attachment (Part 3)) of the Letter.)

1.	“As is” basis

The Premises are rented to you on an “as is” basis. You must not exceed the Maximum Floor Loading and must ensure that the permitted load is distributed so as not to cause damage to the floor and structural support.

2.	Operations Commencement Date

You must commence business by the operations commencement date indicated below:

On Tenancy Commencement Date.

3.	Authorised Use

You must comply with the Authorised Use.

4.	Approvals

You must obtain all necessary approvals required for your business operations at the Premises and keep them in force throughout the Tenancy.

5.	Option to Renew

There is no Option to Renew.

6.	Rent, Service Charge and other payments

6.1	The Rent, Service Charge and all other charges (if any) payable by you are set out in Attachment (Part 1) (Details) of the letter attaching these Key Terms.

6.2	The Rent and Service Charge should be paid in advance without demand or deduction on the first day of each month of the Term. We are entitled, at any time and from time to time, to increase the Service Charge.

6.3	Mode of Payment

(a)	You must pay to us the Rent, Service Charge, Usage Charge (if any), any other charges (if any) and GST, by GIRO from your designated bank account. The Rent, Service Charge, Usage Charge (if any) and any other charges (if any) exclude GST. GST is payable by you.

(b)	If –

(b1) you do not have any GIRO arrangement for payment of the amounts due to us; or

(b2) at any time during the Tenancy, the GIRO payment is not effected, or the GIRO arrangement is discontinued for whatever reason (including in the event your designated bank account has any GIRO limit, or there are insufficient funds in your designated bank account), you must immediately pay to us –

(b3) the amounts due to us by other electronic methods as indicated in our website at http://www.jtc.gov.sg; and

(b4) an administrative fee based on our then prevailing policies. Please refer to our website at http://www.jtc.gov.sg for the applicable fee.

6.4	[Not Used.]

7.	Fitting Out

You may, as a licensee (on the same terms and conditions in the Tenancy), commence fitting out works (“Fitting Out Works”) after the Possession Date. You must obtain our, and the Authorities’, prior written consent before commencing any Fitting Out Works, and carry out and complete the Fitting Out Works in accordance with our requirements. The Tenancy Commencement Date remains unchanged even if the Fitting Out Works are completed after the Tenancy Commencement Date.

Page 1 of 2 [Key Terms] (Dec 2022)

Attachment (Part 2): Key Terms

8.	Security Deposit

The Security Deposit payable by you is set out in Attachment (Part 1) (Details), and must be maintained throughout the Term.

9.	Reinstatement Deposit

You must seek our consent if you wish to carry out any addition or alteration works at the Premises. A reinstatement deposit will be required for our consent which will be on such terms and conditions as we may impose.

10.	Early Termination by Written Notice

Either party may terminate the Tenancy by giving the other party not less than 3 months’ prior written notice, or paying the other party 3 months’ rent-in-lieu, without affecting any accrued rights or remedies of either party.

11.	Green Building Obligations

The Premises are located within a building which has been issued (or is to be issued) with Green Mark Gold Plus Certification by the Building and Construction Authority. You must comply with the clause titled “Green Building Obligations” in the Attachment (Part 3) (Special Terms).

12.	[Not Used.]

13.	[Not Used.]

14.	[Not Used.]

15.	[Not Used.]

16.	[Not Used.]

17.	Guidelines

The following guidelines (which are subject to change from time to time) are applicable to you and can be found at http://www.jtc.gov.sg:

☐	Schedule of Statutory Controls for Flatted, Ramp-up and Stack-up Factory Customers

☐	Schedule of Statutory Controls for Land, Standard Factory and Workshop

☐	Guidelines on Environmental Baseline Study (where applicable)

☐	Tenant’s Guide Book (at your respective Estate’s homepage) (where applicable)

Page 2 of 2 [Key Terms] (Dec 2022)

Special Terms and Conditions

(The definitions in the Standard Terms apply to these Special Terms.)

1	Loading / Foundation

1.1	You must not exceed the maximum loading capacity of the goods lifts in the Building. You are responsible for all loss and damage to the goods lift if caused, directly or indirectly, by you or any of Your Authorised Person.

1.2	You must, after obtaining our prior written consent, provide suitable foundation for all machinery, equipment and installation at the Premises.

2	Additional Conditions

2.1	Additional Charges for Air-conditioning

You must pay air-conditioning charges at the rate of $0.01 per square metre per hour, for usage exceeding 55 hours per week, without demand or deduction on the same date as the Rent. We are entitled, at any time and from time to time, to increase such rate.

2.2	Additional Charges for Power Supply

You must pay the charges for the additional single phase power supply according to the prevailing electricity tariff set by SP Services, for any usage exceeding 55 hours per week (where such 55 hours is calculated on the usage of 30W per sqm of your Area), without demand or deduction on the same date as the Rent. The rate for such charges for additional power supply shall generally be based on the prevailing electricity tariff set by SP Services, save that we shall be entitled, at any time and from time to time, to increase such rate.

2.3	Meeting rooms, reception/waiting area, pantries, multi-purpose hall and courts (“Shared Facilities”) have been provided at the common property for common and shared use by the tenants. The use of any meeting room, multi-purpose hall and courts is subject to their availability and your payment of a fee to be determined by us.

2.4	You are responsible for all losses and damages to the Shared Facilities if caused, directly or indirectly, by you or any of Your Authorised Person.

2.5	The following belonging to us have been installed in the Premises, and you must maintain and keep them in good, tenantable and working order:

(a)	split air-condition unit;

(b)	light fittings;

(c)	fibre termination points;

(d)	power points;

(e)	telephone points; and

(f)	partition.

2.6	You must submit the data of your company in the prescribed format (e.g Business Model Canvas) on a half- yearly basis (i.e. by the last day of February and August in every year of the Term), as well as within 3 days of your receipt of our written notice; such data to include the following information:

(a)	company financials, e.g. start-up capital, annual revenue and projected revenue;

(b)	manpower; and

(c)	milestones achieved, e.g. funding raised, product development process and local and overseas expansion plans.

In this connection, the data shall be collected for annual reporting purposes and kept confidential by us, Provided That we may use or disclose such data to the Authorities for any purpose whatsoever and the publication of such data shall be anonymous and communicated at an aggregate level.

2.7	[Not Used]

3	Green Building Obligations

3.1	You must co-operate with us to ensure that the Green Mark Certification (i.e. “Green Mark Gold Plus”) issued (or to be issued) by the Building and Construction Authority for the Building (“Green Mark Certification”) is not affected or hindered in any way by your action or inactions during the Term. This includes ensuring that all of the following (collectively, the “Green Building Obligations”) are complied with:

(a)	All water fittings used within the Premises shall be labeled 3-ticks under the mandatory Water Efficiency Labelling Scheme issued by the Public Utilities Board.

(b)	Only low volatile organic compounds (VOC) paints certified under the Singapore Green Label Scheme (“SGLS”) by the Singapore Environment Council, or an equivalent body, are used within the Premises.

(c)	Only environmental friendly adhesives certified under the SGLS by the Singapore Environment Council, or an equivalent body, only are used within the Premises.

(d)	Energy Efficiency

(d1)	Unitary Air Conditioning System [For Premises without the provision of Water-Cooled Chilled- Water Plant]

Page 1 of 2 [LaunchPad @ one-north Blk 75,77 & 81 (Feb 2018)]

For unitary air conditioning system, the minimum design system efficiency of 0.62kW/RT for cooling load of less than 500 RT shall be installed.

(d2)	Air Distribution System (For Mechanical Ventilation)

The overall efficiency of the air distribution system (with reference to Fan System Input Power) for the Premises shall not exceed the following minimum efficiency requirements:

(d2.1)	0.06 W/CMH for fan motor greater than or equal to 4kW (Constant Volume type); (d3) Artificial Lighting

(d3.1)	The design for the lighting system shall have an improvement of lighting efficiency, the lighting power budget for the different occupied spaces shall not exceed 7.1W/m² for office.

(e)	Daylighting Control

Day lighting control for perimeter lighting with on-off switches and/or dimmable ballast is adopted within all parts of the Premises

(f)	(f1)	Each unit within the Premises is provided with sub–meter that shall be linked to our Building Management System (BMS) for energy consumption monitoring, and that they are grouped to allow for tracking of energy based on the following;

(f1.1)	Lighting consumption;

(f1.2)	ACMV consumption;

(f1.3)	Receptacles consumption;

(g)	All recyclable wastes within the Premises shall be segregated from non-recyclable wastes and disposed of in the designated bins provided in the Premises;

(h)	All non-recyclable waste must be disposed of in the manner as prescribed by us;

(i)	Such other requirements, or good industry practices, as we may notify you from time to time.

3.2	If, at any time and from time to time, any works are to be carried out within the Premises (including fitting-out works, addition or alteration works), then you must within 7 days after completion of such works, submit a declaration (in the format prescribed by us) confirming that such works have been completed in accordance with the relevant plans approved by us.

4	Control Requirement

4.1	The Control Requirement must be complied with throughout the Tenancy, failing which it will be deemed to be a breach of Your Obligations. Our prior consent is required for any change to the Control Requirement.

4.2	For the purpose of this clause 5, “Control Requirement” means that the shareholders listed in the Accounting and Corporate Regulatory Authority (ACRA) business profile dated 9 June 2023, whether individually or in any combination, must directly own more than 50% of your issued shares. A copy of the aforementioned ACRA business profile dated 9 June 2023 is attached to this Special Terms.

ATTACHMENT

☐	The ACRA business profile (see paragraph 4.2 above)

Page 2 of 2 [LaunchPad @ one-north Blk 75,77 & 81 (Feb 2018)]

Attachments (Part 4): Standard Terms

Standard Terms and Conditions
(Space)

1	Definitions and Interpretation

1.1 In the Tenancy, the words and phrases below have the following meanings, unless the context requires otherwise:

“Authorities” - All relevant government and statutory authorities;

“Building” - The building (including all common areas, other premises and our fixtures and fittings) in which the Premises are located, and includes any part thereof;

“Car-Park” - All parking lots, roads, ramps and loading bays within the Estate, including any electronic or other parking systems;

“Estate” - The estate in which the Building is located, (including the Car-Park, all structures and all Utility Facilities whether located above or below ground) and any part of it;

“Event of Insolvency” - Includes your inability to pay debts, the presentation of a bankruptcy application against you, your entry into liquidation whether compulsory or voluntary (except for the purpose of reconstruction or amalgamation with our prior consent), the making of a proposal by you to creditors for composition in satisfaction of debts or a scheme of arrangement, or the appointment of a receiver, trustee or liquidator in respect of your property;

“Law” - All laws, statutes, legislation, by-laws, rules, orders, regulations, directions, orders, notices and requirements of the Authorities currently in force or which may be in force in future;

“Loss” - All actions, claims, summonses, judgements, orders, charges, demands, losses, damages, injuries, death, liabilities, penalties, proceedings, costs, expenses and inconvenience, of any kind and howsoever caused. For clarity, “Loss” includes loss of rent and service charge during the period required by us to carry out and complete the works to make good your default, including your default in reinstating the Premises to the standard required under the Tenancy;

“Maximum Electricity Load” - The maximum electricity load permitted by the Authorities or us;

“Offer” - our offer for the Tenancy of the Premises, which includes the attachments referred to in our offer;

“Our Authorised Person”- Each of our employees and authorised representatives;

“Premises” - As defined in the Tenancy, and includes any part of it. If there is more than one unit comprised in the “Premises”, then the term “Premises” refers to each of the units comprised in the Building, including any part of each such unit. “Premises” also includes all our fixtures and fittings therein;

“Refurbishment Works” - As defined in Clause 3.2(d) of these Standard Terms;

“Security Deposit” - As defined in the Tenancy. If there are 2 or more Security Deposit amounts stated in the Offer, the term “Security Deposit” shall refer to the total of such amounts;

“Security Deposit Amount” - As defined in Clause 4.3(f) of these Standard Terms;

“Service Charge” - As defined in the Tenancy, and includes the Service Charge as revised by us; “Special Terms” - The Special Terms and Conditions attached to the Offer;

“Standard Terms” - These Standard Terms and Conditions;

“Take-Over Item” - As defined in Clause 4.10 of these Standard Terms;

“Tenancy” – Our Offer and your acceptance. For clarity, at the end of the Tenancy, the Term also ends and vice versa;

“Usage Charge” - As defined in the Tenancy, and includes all charges for additional services and facilities referred to in Clause 4.5(a) of these Standard Terms and Usage Charges as revised by us;

“Utility Facilities” - The term includes sewers, drains, pipes, channels, wires, cables, ducts and other conduits above and below ground level, and the term “fittings” includes Utility Facilities;

“We”, “our” or “us” - Jurong Town Corporation (also known as “JTC Corporation”) incorporated under the Jurong Town Corporation Act 1968, its successors-in-title, and assigns;

“Works” - works as stipulated by us in the Offer.

“You” or “your” - The person to whom the Offer is issued, and includes his personal representatives, successors-in-title, and permitted assigns (if any);

“Your Authorised Person” - Each of your employees, agents, independent contractors, occupiers, visitors and all others under your control;

“Your Items” - Each of your machinery, fixtures, fittings, structures, installations, chattels, things and goods under your control including each Take-Over Item; and

“Your Obligations” - The terms, conditions, obligations and undertakings to be complied with by you under the Tenancy, including all conditions imposed by us in any consent or approval.

Page 1 of 7 [Standard Terms – Space] (Oct 2023)

Attachments (Part 4): Standard Terms

1.2	Other capitalized terms are defined in these Standard Terms, the Special Terms or the Offer (including, for clarity, the other attachments referred to in the Offer).

1.3	Words importing the singular include the plural and vice versa. Words importing the masculine, feminine or neuter genders are used interchangeably. Words denoting natural persons include corporations and firms and vice versa. Headings are for ease of reference only.

1.4	When our consent or approval is required, the consent or approval may or may not be given. If it is given, it must be in writing and on such terms and conditions as may be imposed by us, including payment of monies, and the restrictions in Section 17 of the Conveyancing and Law of Property Act 1886 will not apply.

1.5	Reference to a specific statute includes all its rules and regulations and all changes made to it from time to time.

1.6	Reference to “include” or “including” is to be construed as “include (without limitation)” or “including (without limitation)”.

1.7	All Your Obligations are binding on all of you jointly and severally. You must comply with all Your Obligations at your own cost and expense, and to our satisfaction. If you are required to comply with any provision of the Tenancy, then you must ensure and procure that Your Authorised Person complies with such provision.

1.8	No exercise of any one right or remedy under the Tenancy, at Law or in equity, (unless otherwise provided in the Tenancy, at Law or in equity) will prevent the exercise of any other right or remedy. When we exercise our rights to enter or inspect the Premises, we and Our Authorised Person are entitled to bring workmen and equipment onto the Premises.

1.9	If there is any inconsistency between the Special Terms and these Standard Terms, the Special Terms take precedence over these Standard Terms.

2	Our Obligations

2.1	If you comply with all Your Obligations, you may have quiet enjoyment of the Premises during the Term without any interruption from us, except as provided in the Tenancy.

3	Easements and Reservations

3.1	During the Tenancy, you are entitled to the following if you comply with all Your Obligations:

(a)	right to use the common corridors, toilets, stairs and lifts in the Building and the Estate in common with all persons authorised by us; and

(b)	right to use the Utility Facilities located within the Building and the Estate for running of water, electricity, gas and telecommunications facilities to and from the Premises.

3.2	We and persons authorised by us also enjoy the rights listed in Clause 3.1 and the following:

(a)	right to use the Utility Facilities located within the Premises, Building and the Estate for running of water, electricity, gas and telecommunication and to lay, install, make connections with, maintain, repair, renew, restore, alter or remove them for the purpose of or in connection with these rights;

(b)	all other easements and ancillary rights as set out or implied in the Land Titles Act 1993;

(c)	right of support and protection for the benefit of all other parts of the Building and the Estate; and

(d)	right to redevelop, refurbish, alter, repair, maintain or in any way deal with, use or let the Building or the Estate, as we require, even if your right of access to light or air to the Premises or any other easements, may be affected, whether temporarily or otherwise (“Refurbishment Works”).

4	Your Obligations Condition of Premises

4.1	You agree to accept the Premises on an “as is” basis, including all defects (latent, inherent or otherwise), and be deemed to have full notice and knowledge of the state and condition of the Premises.

Payments

4.2	(a)	You agree to pay to us, the Rent, Service Charge, Usage Charge, Goods and Services Tax (“GST”) at the prevailing rate, and all other sums due, in full and without any demand or deduction.

(b)	We are entitled by notice, at any time, to revise the Service Charge, Usage Charge and other charges (if any). Such revisions will apply to you with effect from the date stated in the notice. If the Service Charge is increased, you will immediately top-up the Security Deposit held by us, such that the Security Deposit is maintained at the revised Security Deposit Amount throughout the Term.

4.3	(a)	You agree to pay to us, a Security Deposit for the Security Deposit Amount, and maintain it at the Security Deposit Amount throughout the Term, as security for the performance of Your Obligations, and against any damage caused to any of our property by you or Your Authorised Person.

(b)	We are entitled (but not obliged) to deduct from the Security Deposit, or (if the Security Deposit is in the form of a guarantee acceptable to us) make claims on such guarantee, for payment of unpaid sums or making good any Loss sustained by us in relation to any breach of Your Obligations. If the Security Deposit is insufficient, we are entitled to claim the difference from you.

Page 2 of 7 [Standard Terms – Space] (Oct 2023)

Attachments (Part 4): Standard Terms

(c)	You agree to pay to us on demand, a sum equal to the amount deducted, or claimed, by us under sub-Clause (b) above, such that the Security Deposit is maintained at the Security Deposit Amount throughout the Term.

(d)	The Security Deposit (less deductions authorised under the Tenancy or Law) will be refunded to you (without interest) after the end of the Term.

(e)	[Not Used.]

(f)	In the Tenancy, the term “Security Deposit Amount” refers to an amount equivalent to the total of 6 months’ fixed recurring charges, unless we agree to a lower amount.

4.4	(a)	You agree to pay to us a Reinstatement Deposit in accordance with the Offer.

(b)	We are entitled (but not obliged) to utilise and deduct the Reinstatement Deposit (or part thereof), or (if the Reinstatement Deposit is in the form of a guarantee acceptable to us) make claims on such guarantee, for payment of such sums deemed necessary by us to reinstate the Premises in accordance with Your Obligations on reinstatement. If the Reinstatement Deposit is insufficient, we are entitled to claim the difference from you (including making a deduction from the Security Deposit).

(c)	The Reinstatement Deposit (less authorised deductions under the Tenancy or Law) will be returned to you (without interest) after the end of the Term.

4.5	You agree to pay to us the following:

(a)	charges for all additional services and facilities provided by us including air-conditioning at the Premises outside the hours, or exceeding the number of hours stipulated by us, emergency power supply and connection charges and additional power supply in excess of the stipulated usage;

(b)	interest at the rate of 8.5% per annum, or such other rate determined by us, for all unpaid sums from the due date until payment in full is received by us;

(c)	if you withdraw from the Tenancy before the Tenancy Commencement Date, a sum equal to the prevailing market rent payable from the Possession Date up to the date the obligations under Clause 7 are satisfied, without affecting our rights and remedies under the Tenancy or at Law;

(d)	if the Tenancy is for 3 years or less, any increase in property tax imposed by the Authorities due to any increase in the annual value or the applicable rate of property tax, in the proportion attributable to the Premises as determined by us; and

(e)	legal fees, stamp duty and disbursements incurred in preparation of the Tenancy documents, and the legal fees relating to enforcement of Your Obligations on a full indemnity basis.

4.6	Where the Term is for more than 3 years, you will pay to the Authorities the property tax imposed by the Authorities in respect of the Premises.

Maintenance and Occupation

4.7	You agree to:

(a)	maintain and keep the Premises, and all items serving the Premises as stipulated by us from time to time, in good and tenantable repair and condition (fair wear and tear excepted);

(b)	remove, within or outside your Premises, all such items, and cease all such activities, which may pose a danger, cause obstruction or other disturbances, or to enable us to exercise our rights under the Tenancy, as required by us or the Authorities;

(c)	contain and dispose of all waste, including pollutants and contaminants in accordance with our requirements.

4.8	You agree not to:

(a)	sublet, grant a licence, encumber or otherwise part with or share possession or occupation of the Premises or any part of it, or transfer, assign, charge, create a trust or agency over the Tenancy;

(b)	do anything within the Premises or the Estate which in our view may be or may become a nuisance, annoyance or cause damage or inconvenience to the business or quiet enjoyment of any neighbouring premises;

(c)	exceed the Maximum Floor Loading and ensure that the permitted load is evenly distributed;

(d)	do anything which affects the structure or safety of the Building or which may delay or prevent the issuance of the Certificate of Statutory Completion;

(e)	exceed the Maximum Electricity Load or interfere in any manner with the existing electrical design load, wirings, apparatus, fixtures or fittings in the Premises, Building or Estate;

Page 3 of 7 [Standard Terms – Space] (Oct 2023)

Attachments (Part 4): Standard Terms

(f)	install or use any item that may cause heavy power surge, high frequency voltage or current, noise, vibration or any electrical or mechanical interference or disturbance which may disrupt any communication, electronic or similar system or any operations within the Estate;

(g)	use the Car-Park (if any) within the Premises to store goods, equipment or containers;

(h)	place anything beyond the boundaries of the Premises, or obstruct any common areas of the Building or Estate;

(i)	keep any animal at the Premises;

(j)	tap or use any utilities from any source/supply that is not arranged and paid by you;

(k)	permit any person to sleep or reside in the Premises, temporarily or otherwise;

(l)	use the name of the Building or the Estate, as part of your trade or business name;

(m)	use or occupy the Premises for any purpose other than for the Authorised Use;

(n)	use the Premises for any illegal or immoral purpose;

(o)	without our prior consent –

(o1)	carry out any additions or alterations works of whatever nature, or remove or install any fixtures or fittings at the Premises, including the internal partitioning, the external appearance of the Premises, doors, windows, grilles and walls;

(o2)	display any sign on the exterior of the Premises except for your name in such place and manner approved by us;

(o3)	bring into the Premises, Building or Estate, any bio-hazardous, corrosive, radioactive, flammable or other dangerous items;

(o4)	make any application for conversion under Part IV of the Limited Liability Partnerships Act 2005; and

(o5)	do any act (including pass resolutions) which may result in the issue of a notice of amalgamation under Part VII of the Companies Act 1967 which may cause the Premises, or Tenancy, to be transferred to or vested in any amalgamated entity.

4.9	You agree to immediately inform us if there is any damage to the Premises, Building or Estate caused (directly or indirectly) by you or Your Authorised Person, and to restore the damage to our satisfaction, within the time stipulated by us.

4.10	If you took over the fixtures, fittings, additions and alterations installed by another person (each a “Take-Over Item”), you must comply with our requirements and obtain the Authorities’ approvals for each Take-Over Item. If the Authorities’ approval is not obtained for such Take-Over Item, you must remove the Take-Over Item, within the time stipulated by us.

4.11	You agree to:

(a)	insure all Your Items (including all Take-Over Items) and (at your discretion) take such other insurance (including public liability insurance) against all Loss;

(b)	not do anything that will affect any insurance effected in respect of the Premises, Building or Estate, or cause such insurance to become void or voidable; and

(c)	produce to us on demand the insurance policy and receipts of premium payment.

4.12	(a)	If the Premises are damaged/destroyed by fire, act of God or other cause beyond both parties’ control so as to render the Premises unfit for occupation or use, the Rent, Service Charge and Usage Charge or a fair and just proportion of these sums shall be suspended until the Premises are rendered fit for occupation and use.

(b)	If the Premises continue to be unfit for occupation or use for more than 90 days after the first day of damage/destruction, then either party may, after the 90-day period, give to the other party a written notice to terminate the Tenancy within 1 month from the date of such notice, without affecting any accrued rights or remedies of either party.

(c)	For clarity, this Clause does not apply to you if the damage/destruction is caused, directly or indirectly, by you or Your Authorised Person.

5	Compliance with Law and Regulations

5.1	You agree to comply with:

(a)	the Law relating to Your Obligations and anything done at the Premises or the Estate;

(b)	all requirements of the Authorities (including fire safety, exit lighting, exit sign, emergency lightings and ancillary use of floor space i.e. URA’s “60/40 Rule”). Some of these requirements are in the Schedule of Statutory Controls referred to in the Offer; and

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Attachments (Part 4): Standard Terms

(c)	all our parking and other rules and regulations, made and amended from time to time, relating to the Building and the Estate.

6	Access to Premises

6.1	You agree to permit us and Our Authorised Person to enter the Premises at reasonable times (and at any time during emergencies) to:

(a)	inspect the state of the Premises and the Building, and take inventory of Your Items;

(b)	carry out Refurbishment Works, maintenance, repairs or other works to or in connection with the Premises or Building, as we consider fit;

(c)	verify compliance with Your Obligations; and

(d)	exercise any other rights granted to us under the Tenancy.

Further, in the event we and our Authorised Person, by written notice, request to enter the Premises for the purposes of investigating unauthorised subletting or any other unlawful activities, you must permit us entry immediately or upon such date and time requested by us.

6.2	You agree to permit our prospective tenants to enter and view the Premises, by prior appointment and at reasonable times, during the last 6 months of the Tenancy.

7	Expiry of Term and Reinstatement

7.1	At the end of the Term, by expiry or otherwise (including withdrawal from the Tenancy (under Clause 4.5(c) of these Standard Terms) and termination (under Clause 4.12 of these Standard Terms)), you agree to:

(a)	deliver up the Premises to us in good and tenantable repair and condition;

(b)	unless otherwise required by us in writing, to remove all fixtures, fittings, additions and alterations installed by you, each Take-Over Item, make good all damage due to such removal, and reinstate the Premises to our requirements (including completing the Works (if any) stipulated in the Offer); and

(c)	if required by us, to carry out decontamination works, and to paint the Premises.

7.2	(a)	If you leave behind any item or any rubbish or discarded articles, and do not remove them within 14 days after our written request, we may sell, deal with or dispose the item as we think fit.

(b)	It is deemed that the item belongs to you absolutely, and you must indemnify us against all claims made by a third party whose item has been sold or disposed of by us in good faith (which is presumed unless the contrary is proven).

(c)	The proceeds will be used to offset all Loss incurred by us (including loss of rent and service charge) for the period during which the item is not removed from the Premises. Any balance proceeds will be returned to you upon our receipt of your written request.

7.3	(a)	If you fail to deliver vacant possession of the Premises at the end of the Term, you will be deemed to be holding over.

(b)	Without affecting any of our rights or remedies, you must then pay to us, for the period of holding over, double the amount of Rent or double the prevailing market rent (whichever is higher), Service Charge and Usage Charge. There will be no renewal of the Tenancy by operation of law or pursuant to the provisions of the Tenancy.

(c)	During the holding over period, all other terms of the Tenancy remain in effect.

(d)	This Clause will not be construed as our consent for you to hold over for whatever reason.

8	Breaches and Re-entry

8.1	(a)	In the event of a breach of any of Your Obligations, you must immediately make good your default at your own cost and expense.

(b)	If you fail to do so, without affecting any of our other rights or remedies, we are entitled (but not obliged) to carry out any works we consider necessary to make good your default.

(c)	You must pay to us, on demand, the cost of such works.

The enforcement of our rights under this Clause will not affect or diminish our rights elsewhere in the Tenancy.

8.2	We are entitled to re-enter the Premises (or any part of the Premises in the name of the whole) at any time (even if we had previously waived a right of re-entry) and to repossess the Premises, and the Tenancy will immediately determine, if:

(a)	the Rent, Service Charge, Usage Charge, or any other sum payable under the Tenancy remains unpaid in full or in part for 14 days after the due date (whether formally demanded or not);

(b)	you are in breach of any other of Your Obligations and if such breach is capable of remedy, you have failed to remedy the breach within the period stipulated by us;

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(c)	any distress or execution is levied on Your Items at the Premises; or

(d)	an Event of Insolvency occurs.

8.3	Re-entry under Clause 8.2 does not affect our rights or remedies in respect of any prior breach of Your Obligations (including the breach in respect of which the re-entry is made).

8.4	The following does not prejudice nor waive our rights or remedies in respect of any breach of Your Obligations:

(a)	any indulgence or extension of time granted by us or any forbearance of any breach of Your Obligations;

(b)	any consent or approval given by us;

(c)	any failure or omission by us to exercise any of our rights under the Tenancy or the Law;

(d)	any receipt or acceptance by us of any payment or part payment of Rent, Service Charge, Usage Charge or other sums payable under the Tenancy; or

(e)	any waiver, express or implied, by us of any other breach of the same or any other obligation.

8.5	This Clause will not oblige us to enforce or impose any provision against you or any other person occupying any premises in the Estate.

9	Indemnity and Exclusions

9.1	You are required to indemnify us from all Loss (excluding wilful misconduct and gross negligence by us or Our Authorised Person) which we may suffer or incur in relation to any of the following:

(a)	the use of the Premises or any other area of the Building or the Estate, by you or Your Authorised Person;

(b)	any occurrence within the Premises; and

(c)	any default of any of Your Obligations.

9.2	We are not liable for:

(a)	any act, omission, default (excluding wilful misconduct and gross negligence) by us or Our Authorised Person relating to the performance of any service provided by us, or the exercise of any of our rights;

(b)	any Loss that may be suffered by you or Your Authorised Person relating to –

(b1)	any interruption (for whatever cause) in the services provided by us;

(b2)	any event beyond our control (including acts of terrorism);

(b3)	any exercise of any of our rights;

(b4)	any subsidence or cracking of the apron/ground/production floor slabs of the Premises, or any other areas of the Estate;

(b5)	any defect, latent or inherent or otherwise, in the Premises or the Estate;

(b6)	any occurrence within the Premises or the Estate;

(b7)	use of the Car-Park; and

(c)	any loss of quiet enjoyment of the Premises in relation to any of the events mentioned in this Clause.

10	Other Conditions

10.1	(a)	We are entitled to assign or novate all our rights and interest and transfer our obligations under the Tenancy (including transfer of the Security Deposit and Reinstatement Deposit (if any)) to another person (“In-coming Landlord”).

(b)	If we do so, you are deemed to have consented to such assignment or novation and will accept the In-coming Landlord as your new landlord and release us from all our obligations under the Tenancy, including our obligation to refund the Security Deposit, the Reinstatement Deposit (if any) and all other sums pursuant to the Tenancy.

(c)	You must execute such document as required by us relating to the assignment or novation.

10.2	(a)	You must perform and observe the express and implied obligations imposed on us in the State/Foreshore Lease entered, or to be entered, into between us and the President of the Republic of Singapore in respect of the Estate (“Head Lease”), unless varied by the provisions of the Tenancy.

(b)	If the Building or Estate is acquired by the State/Government, or the Head Lease is terminated, for whatever reason, the Tenancy shall also terminate immediately and for clarity, no compensation is payable by us. Neither party will then have any claim against the other, except for any accrued rights or remedies which will remain enforceable.

10.3	If there is a public emergency, we are entitled to deny/restrict access to the Premises, the Building and the Estate for so long as we deem necessary.

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10.4	Any written notice is sufficiently served on you by leaving it at your registered business address, even if it is returned undelivered. Any written notice to us is sufficiently served by leaving it at our registered address and duly acknowledged by Our Authorised Person. You agree that we can serve legal process on you by electronic mail to your email address last known to us.

10.5	For purpose of the Distress Act 1934, all unpaid Service Charge, Usage Charge, interest, GST and all other sums will be deemed to be rent in arrears and recoverable in the manner provided in the said Act.

10.6	A person who is not a party to the Tenancy has no right under the Contract (Rights of Third Parties) Act 2001 to enforce any of the provisions of the Tenancy.

10.7	If any provision of the Tenancy, at any time, is or becomes illegal, invalid or unenforceable in any respect, the remaining provisions of the Tenancy (insofar as they are severable from such illegal, invalid or unenforceable provisions) will in no way be affected or impaired.

10.8	The Tenancy constitutes the entire agreement between the parties and no variation of the Tenancy will be enforceable unless agreed in writing between us.

10.9	We, and you, agree to consider mediation at the Singapore Mediation Centre (“SMC”) as one of the dispute resolution options for any dispute under the Tenancy. For clarity, there is no default by either party if the dispute is not referred for mediation at SMC before the start of court proceedings.

10.10	The Tenancy is governed by Singapore laws. You irrevocably submit to the exclusive jurisdiction of the Singapore courts.

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Letter of Acceptance

Date:	07/11/2023

Jurong Town Corporation
Start-Up Dept

Info-Comm Media & Start-Up Cluster
The JTC Summit

8 Jurong Town Hall Road
Singapore 609434

Attention:	Ashley Leow

Dear Sirs,

ACCEPTANCE OF OFFER FOR TENANCY OF JTC PREMISES AT 81 AYER RAJAH CRESCENT #01-45 SINGAPORE 139967 (“PREMISES”)

1.	We refer to your letter of offer dated 7 November 2023 (“Letter”), together with the Attachment, (collectively, the “Offer”) for the tenancy of the Premises and hereby confirm our acceptance of all the terms and conditions of the Offer.

2.	We understand and agree that we will only be able to access, print and download our monthly e-statements through JTC’s Customer Service Portal. We will refer to your Customer Service Portal guidelines available at http://www.jtc.gov.sg for more information.

3.	As required, we will forward our duly completed GIRO authorization form to you before we collect the keys to the Premises.

4.	We confirm that we have made full payment of the required sums set out in Attachment (Part 1) of the Offer.

5.	There is a binding Tenancy between us upon our due acceptance of the Offer in accordance with the Letter.

Yours faithfully

For and on behalf of:	METAOPTICS TECHNOLOGIES PTE. LTD.
Sign via Singpass by authorized signatory:	/s/ THNG CHONG KIM 07 NOV 2023 05:16:40 PM SGT
Designation:	Director